UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 25, 2008

Kenexa Corporation

(Exact Name of Issuer as Specified in Charter)

Pennsylvania	000-51358	23-3024013
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 East Swedesford Road, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(610) 971-9171

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2008, the Compensation Committee of the Board of Directors (the “Board”) of Kenexa Corporation (the “Company”) approved the grant of options to purchase shares of the Company’s common stock under the Company’s 2005 Equity Inventive Plan (the “Plan”) to the following executive officers and in the following amounts (the “Options”): Rudy Karsan, Chief Executive Officer and Chairman of the Board, options to purchase 225,000 shares of common stock; Troy A. Kanter, President and Chief Operating Officer, options to purchase 225,000 shares of common stock; Donald F. Volk, Chief Financial Officer, options to purchase 50,000 shares of common stock; Archie L. Jones, Vice President of Business Development, options to purchase 20,000 shares of common stock; James Restivo, Chief Knowledge Officer, options to purchase 20,000 shares of common stock; and Sarah Teten, Chief Marketing Officer, options to purchase 20,000 shares of common stock. Each option grant has an exercise price equal to $5.11, the closing price of the Company’s common stock on the Nasdaq Stock Market on November 25, 2008.

Each Option, or a portion of an Option, will become vested and exercisable on the earlier to occur of (a) immediately prior to the consummation of a change in control (as defined in the Plan) of the Company or (b) November 25, 2012 (each, an “Applicable Vesting Date”), provided that the executive remains continuously employed by the Company until such Applicable Vesting Date. The percentage of the Options that will vest on the Applicable Vesting Date is based upon the average closing price of the Company’s common stock for the 60 consecutive trading days preceding the Applicable Vesting Date (the “Average Closing Price”). If the Average Closing Price is (i) less than $15.33, then the option does not vest, (ii) equal to $15.33, then 50% of the option vests, (iii) greater than $15.33 but less than $25.55, then the number of option shares that vest will be between 50% and 100% of the option grant as determined based on linear interpolation and (iv) equal to or greater then $25.55, then 100% of the option vests. Any portion of the Options that do not vest on the Applicable Vesting Date will expire. The executive will have until 10 years from the date of the grant to exercise any vested option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2008	By:	/s/ DONALD F. VOLK
Donald F. Volk
Chief Financial Officer